Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated September 17, 2009 related to the consolidated balance sheet of PSB Holdings, Inc. as of June 30, 2009 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year then ended, which report appears in the June 30, 2009 annual report on Form 10-K of the PSB Holdings, Inc.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
September 25, 2009

83 PINE STREET ● WEST PEABODY, MASSACHUSETTS 01960-3635 ● TELEPHONE (978) 535-0206 ● FACSIMILE (978) 535-9908
smc@shatswell.com	www.shatswell.com